December 23, 2009

J. Howard Anderson

Dear Howard,

Re: Termination of Employment

As you are aware, a decision has been made to terminate your employment and we have had discussions in this regard.  This letter sets out the terms upon which Triangle Petroleum Corporation proposes to terminate our relationship.

You were employed by Elmworth Energy Corporation ("Elmworth") effective February 1, 2008 pursuant to an Employment Agreement (the "Employment Agreement") as Vice-President Engineering and Chief Operating Officer.  Pursuant to mutual agreement, effective June 30, 2008 you were appointed as President of Elmworth and Triangle USA Petroleum Corporation ("Triangle USA").  Effective August 15, 2008 you were appointed as President of Triangle Petroleum Corporation ("Triangle").  Notwithstanding the new appointments, your employment has continued substantially pursuant to the terms of the Employment Agreement and accordingly that is the starting point for the proposal set out herein, although as you will see Triangle is prepared to offer a greater severance proposal than mandated by the Employment Agreement.

This letter will confirm that Triangle has decided, in light of its new strategic direction, to terminate your employment and your association as an officer of Triangle, Elmworth, Triangle USA, and all of their associated and affiliated corporations.  Your last day of active work will be January 4, 2010.

Proposal

Although the Severance Amount as defined in the Employment Agreement provides for payment of a lump sum equal to five months' of your Annual Salary, Triangle proposes that in consideration for

(a)           a full and final release (the "Release"), a draft of which is attached as Schedule "A"), and

(b)           an agreement that you will make yourself reasonably available for consultation and advice from time to time to the members of management of Triangle, Elmworth, Triangle USA and their associated and affiliated corporations, by telephone, meetings, email, fax or letter as appropriate, until and including March 31, 2010, you will be paid an amount equal to eight months' of your Annual Salary, or $133,333.34, to be paid on January 4, 2010 or very shortly thereafter but no later than January 15, 2010, upon receipt of the signed Release.

Applicable deductions will be made from the above amount.

As referenced above, you will be required to continue to be associated with Triangle as a consultant, providing assistance, advice, and historical information associated with the business affairs of Triangle and its associated corporations up to and including March 31, 2010, so as to allow in the smooth transition of management.  It is anticipated that you will provide your experience, skills, and background in this regard, and for this purpose you would be contacted to provide such consulting on an occasional basis.  You may be required to attend at the Triangle offices premises for an occasional day or for a few hours from time to time, but most of the contact is anticipated to be made by telephone, fax, letter, and email, with meetings only on an exceptional basis.

If you perform these consulting services until and including March 31st , 2010 to the satisfaction of the Board of Directors of Triangle,  you will be entitled to a discretionary issuance of up to 100,000 shares of  common stock of Triangle, on a "shares for past services" basis, subject to acceptance by the TSX Venture Exchange, to be considered on or about May 1, 2010, provided that you will not be permitted to sell such common stock for a further three month period following May 1, 2010.

The deemed price of the common stock to be issued shall be calculated by reference to the 20 day volume weighted average price of the shares on the TSX Venture Exchange, immediately prior to the Board's Resolution.

These "shares for past service" will not be unreasonably withheld by Triangle's Board of Directors, and such discretion shall be exercised by the Board acting reasonably as reflected in a Resolution passed by a majority of the members of the Board at a properly convened meeting on or shortly after May 1, 2010, or by unanimous written resolution of the members of the Board to determine their satisfaction of earning of the performance bonus and related approval of the issuance of the shares..  The deemed price of the common stock to be issued shall be calculated by reference to the 20 day volume weighted average price of the shares on the TSX Venture Exchange, immediately prior to the Board's resolution.

If it is determined that the common shares of Triangle cannot be issued as contemplated above, a cash payment of the equivalent fair value of the shares, as determined by the number of common shares that would have been earned and the deemed price as set out above, will be paid within 10 days of such determination.

You will be entitled to retain 100,000 of the stock options provided to you pursuant to the January 28, 2009 Stock Option Plan, which will vest January 28, 2010, provided that you will have until 10 days following March 31, 2010 to exercise your options, but you will be required to surrender all other stock options  (specifically, you will be required to surrender those issued pursuant to 2005 and 2007 programs).

Resignations

As provided in Section 4.4 of the Employment Agreement, you will be required to resign from all offices in Elmworth, and in addition from all offices in Triangle, Triangle USA and all other associated and affiliated corporations.  Forms of resignations that you are to sign are attached as Schedule "B" (the "Resignations").

ROE and Insurance Matters

Your Record of Employment for purposes of claiming Employment Insurance benefits will be provided to you shortly after termination.  If you accept the offer set out above, then the appropriate figures will be included.  Otherwise, a Record of Employment will be prepared with the information available at that time, and an Amended Record of Employment will be provided later on as may be appropriate.

Your group insured benefits and other perquisites associated with your employment will terminate on January 4, 2010.

Please note that although group life insurance terminates upon the termination of your employment, you will have the right to obtain equivalent coverage from the insurer without a medical examination, provided you do so within the time limits specified under the group policy. You will be permitted to retain the cellular telephone provided by Triangle as well as the laptop provided by Triangle, provided that on March 31, 2010 you will be required to surrender the laptop to our IT personnel to ensure that it will be "wiped clean" of records relating to Triangle business matters,

Acceptance

If you accept the terms of the proposal set out herein, please sign the duplicate copy of this letter (enclosed) as well as the Resignations set forth on Schedule "B", and return them to Dr. Peter Hill, President and CEO no later than 4:30 p.m. on December  31st, 2009.  Please note that the terms of this letter include a commitment that you will be reasonably available for consultation until and including March 31, 2010, as described above.

Please note that you will also be required to provide Triangle with a signed Release in the form enclosed, which is required as a condition of the settlement.

Other Matters

Please note the following:

1.           As is the case of all departing management employees, you will continue to be bound by those fiduciary duties and duties of confidentiality as apply to former management employees, and as well we draw to your attention the provisions of the Employment Agreement addressing Confidential Information, in paragraph 1.1 (c) as well as Article 5.

2.           In addition, we draw to your attention provisions addressing non-competition and non-solicitation of employees set out in Section 5.2 of the Employment Agreement.

3.            Section 2.02 (b) of Triangle's 2009 Stock Option Agreement provides that “If a Holder ceases to be a Service Provider as a result of termination other than a termination for cause, effective as of the date notice is given in respect of such termination (the "Notice Date") and notwithstanding any other severance entitlements or entitlement to notice or compensation in lieu thereof, all outstanding unvested Stock Options shall be terminated and all rights thereunder shall be forfeited  and all vested Stock Options shall expire and terminate on the earlier of (i) 10 days from the Notice Date and (ii) the Expiry Date.” The Notice Date is considered to be March 31, 2010, as mentioned above, for the purposes of the 100,000 stock options issued in 2009.

4.           As mentioned above, the execution and delivery to our office of a Release in the form enclosed is required.

You may wish to seek legal and financial management advice before accepting the offer set out in this letter.

Also please note that the Employment Insurance Act provides that Employment Insurance benefits are not available for the period for which you have been compensated by payment of a severance payment.  Therefore, if you elect not to accept this offer, in the event that a severance payment is later agreed upon, you will be required to account to Service Canada for benefits received for the period compensated by a severance payment.  However, if you have any anticipation of Employment Insurance collecting benefits, you should make your application promptly after receipt of the Record of Employment.

Acceptance

As indicated above, if you wish to accept this proposal, please do so by

(a)           detaching the Release,

(b)           signing the duplicate copy of the letter, and

(c)           returning the signed and accepted letter, including the resignations, to Dr. Peter J. Hill no later than 4:30 p.m. on December 31st, 2009.

We wish you well in your future endeavours

Yours truly,

TRIANGLE PETROLEUM CORPORATION

Per:	/s/ PETER HILL

ACCEPTED this 20th day of December, 2009.

/s/ J. HOWARD ANDERSON
J. Howard Anderson

SCHEDULE "A"

RELEASE

KNOW ALL PERSONS BY THESE PRESENTS that I, J. HOWARD ANDERSON, of the City of Calgary, in the Province of Alberta, for and in consideration of the sum of ONE HUNDRED AND THIRTY-THREE THOUSAND, THREE HUNDRED AND THIRTY-THREE 34/100 DOLLARS ($133,333.34), paid to me or to my benefit, by or on behalf of TRIANGLE PETROLEUM CORPORATION, a body corporate having an office in the City of Calgary, in the Province of Alberta, less amounts withheld and paid to Canada Revenue Agency (Revenue Canada) pursuant to provisions of the Income Tax Act (the receipt of the balance whereof being hereby acknowledged) as well as other good and valuable consideration as described in that letter dated December 23rd, 2009 from TRIANGLE PETROLEUM CORPORATION to me setting out the terms of my termination of employment (the "Letter Agreement"), have remised, released, and forever discharged, and by these presents I do for my heirs, successors and personal representatives, remise, release and forever discharge the said TRIANGLE PETROLEUM CORPORATION (herein called the "Employer", which term includes its respective owner, affiliates, subsidiaries, successors, assigns, and predecessor companies, specifically including ELMWORTH ENERGY CORPORATION and TRIANGLE USA PETROLEUM CORPORATION) and its and their respective directors, officers, agents, employees and insurers, of and from all actions, causes of action, suits, debts, dues, sums of money, claims and demands whatsoever at law or in equity which I ever had, or now have, or which I, or my heirs, successors or personal representatives hereafter can, shall, or may have against the Employer whatsoever arising out of or in any way related to my employment with the Employer, or any discipline imposed upon me in respect of my employment, or the termination thereof, and specifically including:

(a)	any claims which I may have arising out of or in any way related to Employment Agreement made effective February 1, 2008 between ELMWORTH ENERGY CORPORATION and me;

(b)	any claims which I may have arising under and by virtue of the Employment Standards Code;

(c)	any claims which I may have arising under or relating to any matter referred to in the Alberta Human Rights Act; and

(d)
any claims which I may have arising under or in any way connected with any collateral benefit which may have been made available to me in connection with my employment with the Employer, including but not limited to collateral benefits such as life, short term disability or weekly indemnity, long term disability, medical, dental, or vision care insurance or benefits (whether provided through an insurance company or otherwise); employee assistance plan; tuition or education benefits; pension; stock option agreements; and company-supplied vehicle, except as is specifically set forth in the Letter Agreement.

And for the said consideration, I further agree not to make any claim or take any proceeding against any other individual, body, or corporation who might claim contribution or indemnity from the individuals or corporations discharged through this Release.

I acknowledge and agree that the terms of settlement of my claim and this Release are confidential and I covenant and agree to keep confidential all of such terms and I will not disclose the terms of settlement to any party, other than my spouse and my financial and legal advisors (and I will only disclose the terms to them on the basis that they will keep the terms confidential), except as may be required by law.

And for the said consideration, I agree to indemnify and hold the Employer harmless from and against any claim made by Canada Revenue Agency (Revenue Canada), Service Canada, the Employment Insurance Commission, or any other government department or agency against the Employer with respect to any non-deduction of income tax or employment insurance contributions from the amount payable above, including any claim for taxes or contributions not deducted, interest thereon, penalties, or charges, as well as any costs incurred by the Employer in responding to any such claim, for legal or accounting services, on a complete indemnity solicitor and his own client basis.

I ACKNOWLEDGE that I have been provided with an opportunity to obtain independent legal advice with respect to this Release and my settlement of any claim that I may have against the Employer.

I ACKNOWLEDGE that the taking of this Release shall not be construed as an admission of any liability on the part of the Employer.

IN WITNESS WHEREOF I have executed this Release this 30th day of December, 2009.

/s/ J. HOWARD ANDERSON
WITNESS	J. HOWARD ANDERSON

SCHEDULE "B"

RESIGNATION

I, J. Howard Anderson, hereby resign my position as President of Elmworth Energy Corporation as well as all of the other positions that I hold with that corporation, effective January 4, 2010.

DATED  this 30th day of December, 2009.

/s/ J. HOWARD ANDERSON
J. HOWARD ANDERSON

RESIGNATION

I, J. Howard Anderson, hereby resign my position as President of Triangle Petroleum Corporation as well as all of the other positions that I hold with that corporation, effective January 4, 2010.

DATED  this 30th day of December, 2009.

/s/ J. HOWARD ANDERSON
J. HOWARD ANDERSON

RESIGNATION

I, J. Howard Anderson, hereby resign my position as President of Triangle USA Petroleum Corporation as well as all of the other positions that I hold with that corporation, effective January 4, 2010.

DATED  this 30th day of December, 2009.

/s/ J. HOWARD ANDERSON
J. HOWARD ANDERSON

RESIGNATION

I, J. Howard Anderson, hereby resign all of my officer positions with corporations which are associated or affiliated with Triangle Petroleum Corporation, effective January 4, 2010.

DATED  this 30th day of December, 2009.

/s/ J. HOWARD ANDERSON
J. HOWARD ANDERSON